Exhibit 99.1

Velo3D Announces the Appointment of Ellen Pawlikowski to Its Board of Directors

The Addition Brings Decades of Experience Working With Companies and Engineers in Aviation, Aerospace, and Defense to the Board

Company Also Announces the Planned Resignations of 4 Board Members Post the Successful Completion of Its Public Listing On The New York Stock Exchange

Campbell, Calif. March 2, 2022 - Velo3D, Inc. (NYSE: VLD), a leading metal additive manufacturing technology company for mission-critical parts, has strengthened its board of directors with the addition of General Ellen Pawlikowski, an experienced commander and board member with strong roots in the aviation, space, and defense industries. This background and her in-depth knowledge of customers’ needs will support the growth in adoption of Velo3D’s additive manufacturing technology within these critical industries.

Pawlikowski’s appointment to the board is effective March 15, 2022. Additionally, the 12-person board will decrease in size to nine members with the planned resignation of early company investors Ricardo Angel, Jory Bell, David Cowan, and Sven Strohband following the company’s successful completion of the public listing on The New York Stock Exchange.

In addition to being an accomplished leader, Pawlikowski is an engineer with experience in research, development, and testing and has a deep understanding of customer needs. Her business acumen coupled with technical expertise will help Velo3D during its period of rapid growth in adoption of its end-to-end metal additive manufacturing solution.

“The Velo3D team is focused on delivering real-world results and meeting the promises we’ve made to our customers, investors, partners, and employees, and Ellen’s track record shows she can help us meet our challenging goals to land and expand within critical industries and broaden the adoption of our additive manufacturing technology,” said Benny Buller, Velo3D CEO and Founder. “We’re honored to have Ellen join the board and her extensive experience working with innovators and leading organizations will help us capitalize on the blue ocean opportunity ahead of us. I am also immensely grateful for the contributions of Ricardo, Jory, David, and Sven to the board over the course of their service and for believing in the vision of Velo3D.”

Pawlikowski’s currently serves on the boards of Raytheon, SRI international, and Applied Research Associates. She served in the U.S. Air Force for 36 years and retired as a 4-star general. Her last assignment was as the Commander of the US Air Force Materiel Command.

“Velo3D is a critical tool to innovation in the aerospace, aviation, and defense industries and I strongly believe that its technology can be transformative to its customers,” said Pawlikowski. “While it’s amazing to see how Velo3D is empowering customers solve their biggest challenges today, I think that its additive manufacturing technology will be even more impactful on innovation in the future.”

Pawlikowski has a PhD in Chemical Engineering from University of California, Berkeley. She also has a BS in Chemical Engineering from New Jersey Institute of Technology.

About Velo3D:
Velo3D is a metal 3D printing technology company. 3D printing—also known as additive manufacturing (AM)—has a unique ability to improve the way high-value metal parts are built. However, legacy metal AM has been greatly limited in its capabilities since its invention almost 30 years ago. This has prevented the technology from being used to create the most valuable and impactful parts, restricting its use to specific niches where the limitations were acceptable.
Velo3D has overcome these limitations so engineers can design and print the parts they want. The company’s solution unlocks a wide breadth of design freedom and enables customers in space exploration, aviation, power generation, energy, and semiconductor to innovate the future in their respective industries. Using Velo3D, these customers can now build mission-critical metal parts that were previously impossible to manufacture. The end-to-end solution includes the Flow print preparation software, the Sapphire family of printers, and the Assure quality control system—all of which are powered by Velo3D’s Intelligent Fusion manufacturing process. The company delivered its first Sapphire system in 2018 and has been a strategic partner to innovators such as SpaceX, Honeywell, Honda, Chromalloy, and Lam Research. Velo3D has been named to Fast Company’s prestigious annual list of the World’s Most Innovative Companies for 2021. For more information, please visit velo3d.com, or follow the company on LinkedIn or Twitter.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1996. The Company’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect”, “estimate”, “project”, “budget”, “forecast”, “anticipate”, “intend”, “plan”, “may”, “will”, “could”, “should”, “believes”, “predicts”, “potential”, “continue”, and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations, hopes, beliefs, intentions or strategies for the future. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. You should carefully consider the risks and uncertainties described in the documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Most of these factors are outside the Company’s control and are difficult to predict. The Company cautions not to place undue reliance upon any forward-looking statements, including projections, which speak only as of the date made. The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

VELO, VELO3D, SAPPHIRE, and INTELLIGENT FUSION, are registered trademarks of Velo3D, Inc.; and WITHOUT COMPROMISE, FLOW and ASSURE are trademarks of Velo3D, Inc. All Rights Reserved © Velo3D, Inc.

Media Contact:

Velo3D
Dan Sorensen
dan.sorensen@velo3d.com

Investor Relations:

Bob Okunski, VP Investor Relations
investors@velo3d.com

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